Exhibit (p)(6)
Code of Ethics
River Road Asset Management, LLC
Background
The Investment Advisers Act of 1940, Rule 204A-1 requires investment advisers to establish, maintain, and enforce a written code of ethics that applies to all “supervised persons,” defined as any partner, officer, director, or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment advisers. Advisers to registered investment companies are also required to adopt a Code of Ethics regarding personal investment activities under the Investment Company Act of 1940, Rule 17j-1. An investment adviser’s Code of Ethics represents an internal control and supervisory review to detect and prevent possible insider trading, conflicts of interests, and regulatory violations.
Each supervised person of River Road Asset Management (or “Company”) upon becoming a supervised person and on an annual basis thereafter will receive and must certify in writing that they have received, read, understand, and agree to comply with the Company’s Personal Securities Transaction Policies and Procedures, the Insider Trading Policies and Procedures, and the Standards of Conduct Policy (known in the aggregate as the Code of Ethics). Supervised persons will receive and shall be required to make a similar certification following any amendment to the Code of Ethics.
Standards of Conduct
Policy
As an officer or employee of River Road Asset Management, you must exercise good faith in your dealings with both the Company and its clients consistent with the high degree of trust and confidence that is placed in you by the Company.
The need for the stringent application of this principle is heightened by the necessity that the Company, in turn, exercises the highest degree of ethical conduct in its dealings with its clients. This can be accomplished only through your individual commitment to the Company’s values: Loyalty, Integrity, Accountability, and Teamwork.
If you discover that you will derive personal gain or benefit from any transaction between the Company and any individual or firm, you must immediately refer the matter and disclose all pertinent facts to the appropriate manager/supervisor or their designee.
The Company’s standards of conduct are necessarily strict because they are intended for the benefit and protection of the Company and its officers and employees. No attempt to delineate guidelines for proper conduct can hope to cover every potential situation which may arise during your service with the Company. Whenever there is any doubt about the propriety of any action, you are urged to discuss the matter with the Company’s Chief Compliance Officer or your manager/supervisor.
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Violations of the Standards of Conduct Policy are grounds for disciplinary action, including dismissal. The standards of conduct set forth herein must be applied fully and fairly without reliance upon technical distinctions to justify questionable conduct.
Procedure
Conflicts of Interest You may not engage in personal activities that conflict with the best interests of the Company. In addition, you may not engage in personal activities that are in conflict with the interests of the Company’s clients.
Disclosure or Use of Confidential Information In the normal course of business, employees may be given or may acquire information about the business of the Company, its clients, or its affiliates which is not available to the general public. This information is confidential and may include financial data, business plans and strategies, examiners’ ratings, and information concerning specific lending or trading decisions. All employees are responsible for respecting and maintaining the confidential nature of such information, including taking reasonable care in how and where they discuss, document, and store the confidential information that relates to the business activities of the Company and its clients. Confidential information may only be disclosed within the Company to those who need to know the information to perform their job functions.
Material, Non-public Information Some confidential information is also material, non-public information and subject to the restrictions of federal and state banking and securities laws and regulations as to its communication and use. Material information should be treated as non-public until it is clear the information can be deemed public or ceases to be material.
Personal Investments You must exercise sound judgment in making personal investments in order to avoid situations contrary to the best interests of the Company. You must also avoid imprudent, speculative or questionable activity.
It is not possible to enumerate all the circumstances where these restrictions apply; however, for example, it would be improper:
•	To permit a client to arrange an investment for your account or to participate in investments arranged, sponsored or participated in by a client under circumstances that might create or give the appearance of creating a conflict of interest;
•	To make or maintain an investment in any company or business with which the Company has business relationships if the investment is of such a character (whether because of the size or value of the investment or for any other reason) which might create or give the appearance of creating a conflict of interest;
•	To purchase any new securities of any client of the Company or to purchase any new securities of any company through an investment banking or securities firm having a business relationship with the Company unless the demand for such new
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securities is such that purchases are not restricted or allocated among prospective purchasers; or
•	To enter into a security transaction when you are aware that such action will anticipate or parallel any investment action of the Company, whether the Company is acting for itself or in a fiduciary capacity.
Outside Activities If you are a full-time employee, you may not accept outside employment or accept payment for services rendered to others, even though such employment or the services rendered may be permissible or desirable, without the prior consent of the Chief Compliance Officer or designee. If warranted, the Chief Compliance Officer may defer to the President. This includes engagements for teaching, speaking, and the writing of books and articles.
In addition, you may not accept an appointment to act as an administrator, executor, guardian, trustee, or to act in any other fiduciary capacity, except when acting in such capacity for a person related to you by blood or marriage, without the approval of the Chief Compliance Officer. Where such duties are accepted for a relative or approval is obtained, the Company and the law demand the highest standards of good faith in discharging such duties.
You are allowed to participate in appropriate professional groups and responsible civic organizations if such service does not interfere with your duties at the Company, provided such relationship would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest. If it appears that participation in any such organizations would interfere with your duties, you must obtain approval from the Chief Compliance Officer or President.
You may not accept membership on the board of directors of an outside company unless you first obtain the approval of the Chief Compliance Officer.
Political Activity The Company is interested in good government and allows you to support the candidate or party of your choice both through service and financial support. However, any affiliation with a candidate or party that suggests the Company supports that candidate or party is strictly prohibited. You may not use the Company or its property for political purposes, nor may you use the name of the Company to further any political cause or candidate.
You are allowed to become involved in local government and to run for local part-time elected office, such as school board member or town counsel, if you should so desire. If campaigning or the duties of an office interfere with your duties at the Company, you may have to resign from your position. You should discuss the situation with the Chief Compliance Officer, the President, or a manager/supervisor (or their designee) to determine whether a conflict exists. If you wish to run for full-time elected office you must obtain approval from and make all necessary arrangements with the President prior to announcing your candidacy.
A number of public bodies are clients of the Company and service by you with such a public body could give rise to situations where a conflict of interest exists. To avoid this problem, explore the possibility of conflict with the Company’s Chief Compliance Officer or designee before beginning any such service.
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The Federal Elections Campaign Act (2 USC 441b) prohibits a national bank, or any company organized by authority of any law of Congress, from making political contributions in connection with federal, state, and local elections. Federal law also places restrictions on the ability of other corporations to make certain political contributions. Therefore, no employee may make any contributions or expenditures on behalf of the Company in connection with any election to any political office, any primary election, or any political convention or caucus held to select candidates for any political office without first obtaining approval from the President and the Company’s Chief Compliance Officer or designee.
Borrowing from Clients You may not borrow money from a client of the Company unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public and does not involve more than the normal risk of repayment or include other unfavorable features.
Business Transactions for the Company You may not represent or exercise authority on behalf of the Company in any transaction with any person, firm, company, or organization with which you have any material connection (including, but not limited to, a directorship, officership, family relationship or significant borrowing relationship) or in which you have a material financial interest. You must report any existing or proposed business relationships with any such person, firm, company, or organization to the Company’s Chief Compliance Officer or designee, who will determine with the appropriate levels of management whether such business relationship is “material” for purposes of this prohibition.
Business Transactions with the Company If you are authorized by an outside organization to transact business with the Company on the outside organization’s behalf, you must report such authorization to the Company’s Chief Compliance Officer or designee.
Gifts and Entertainment It is the policy of Company that no employee of Company shall, directly or indirectly, give or permit to be given anything of service or value, including gratuities, in excess of $100 annually (calendar year basis) to any person who is licensed with FINRA. An example of a gift includes but is not limited to: gift certificates, event tickets, gift baskets, golf shirts, sleeves of golf balls, etc. Logo items are not considered gifts and are specifically excluded from this policy. Gifts to Non-FINRA members are not to be excessive.
In addition, Company employees cannot receive any gift unless its value is deminimis i.e., less than $25 annually (calendar year basis) per giver (either person or entity) if the giver provides a service or otherwise that is paid for with client commissions. Where a gift is given to a group and shared, the estimated amount of gift can be pro-rated among the recipients.
If an employee attends an event or dinner with any person or entity, this is not considered a gift but is considered entertainment. RRAM employees are not allowed to be entertained by any person or entity that is a vendor paid with client assets (i.e. commissions or soft dollars). RRAM employees can attend the event or dinner at RRAM or the employee’s expense.
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The Chief Compliance Officer will monitor all employee entertainment and gifts to ensure these policies are being followed.
Improper Payments (Bribes or Kickbacks) You have an obligation not to take any action that might result in a violation by the Company of the laws of the United States, the Commonwealth of Kentucky, or any other jurisdiction in which the Company does business. The Foreign Corrupt Practices Act (15 USC 78 DD-1, 78 DD-2) provides that in no event may payment of anything of value be offered, promised or made to any government, government entity, government official, candidate for political office, political party or official of a political party (including any possible intermediary for any of the above), foreign or domestic, which is, or could be construed as being, for the purposes of receiving favorable treatment or influencing any act or decision by any such person, organization or government for the benefit of the Company or any other person.
Economic Sanctions Under the International Emergency Economics Powers Act (50 USC 1701), the President of the United States may impose sanctions such as trade embargoes, freezing of assets and import surcharges. The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury promulgates regulations dealing with economic sanctions. Therefore, no employee on behalf of the Company may intentionally transact business with those countries or specially designated nationals against which economic sanctions have been imposed unless the appropriate license has been obtained from the OFAC allowing such transaction.
Prohibition on the Use of Information from Your Previous Employer You should not bring any documents, software or other items to the Company that may contain your previous employer’s confidential, trade secret or proprietary information. This would include such things as computer disks, rolodexes, client lists, financial reports or other materials that belong to your previous employer. If you have such materials in your possession, they should be returned to your former employer immediately unless you have received permission from your previous employer to use such materials.
Your Duty to Report Abuses of the Code of Ethics and Standards of Conduct Policy or Other Illegal or Unethical Conduct All employees have a special obligation to advise the organization of any suspected abuses of Company policy, including suspected criminal or unethical conduct, which you are required to report promptly to the Chief Compliance Officer or the Chief Executive Officer. If reported to the Chief Executive Officer, the Chief Compliance Officer will also receive notice of such report. If you believe there has been any violation of securities law, anti-trust, health and safety, environmental, government contract compliance or any other laws or Company policies, we encourage you to make a report to an appropriate individual in the organization, with a copy of such notice going to the Chief Compliance Officer. You will not be subjected to any form of retaliation for reporting legitimate suspected abuses.
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Investigations of Reported or Suspected Misconduct As a financial organization, we have a special duty to safeguard the Company’s proprietary and confidential information, assets and property of our clients and the organization. In the event of an investigation regarding possible wrongdoing, you must cooperate fully.
Information relating to any investigation, including information provided by you or the fact of your participation in any investigation is considered confidential and will only be revealed to individuals not associated with the investigation on a need to know basis.
Any request for information or subpoenas regarding federal or state agency investigations must be in writing and directed to the Chief Compliance Officer who will coordinate with Legal Counsel.
Federal Securities Laws All of the Company’s supervised persons are to comply with applicable Federal Securities Laws.
Personal Securities Transactions
Background
The Investment Advisers Act of 1940, Rule 204A-1 requires the reporting of personal securities transactions and holdings periodically as provided below and the maintenance of records of personal securities transactions for those supervised persons who are considered “access persons.”
Definitions
Access Persons For the purposes of this Code of Ethics, the Company considers all officers and employees of the Company and short-term interns with access to non-public information to be Access Persons.
Covered Securities For purposes of this Code of Ethics, Covered Securities generally includes all securities, except for direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by money market mutual funds, non-affiliated mutual funds, affiliated mutual funds, exchange traded funds, and closed-end funds.
Preclearance Securities For purposes of this Code of Ethics, Preclearance Securities include affiliated funds (defined below), exchange traded funds, and closed-end funds.
Affiliated Fund For purposes of this Code of Ethics, an Affiliated Fund is any mutual fund for which Company serves as an investment adviser or sub-adviser or any mutual fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company.
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Policy
River Road Asset Management’s policy allows Access Persons to maintain personal securities accounts provided any personal investing by an Access Person in any accounts in which the Access Person has any direct or indirect beneficial ownership is consistent with River Road Asset Management’s fiduciary duty to its clients and consistent with regulatory requirements. An Access Person is presumed to have a beneficial ownership in any personal securities accounts that are held by household members of the Access Person.
Access Persons may not purchase or sell Covered Securities unless Covered Securities were owned prior to employment with River Road Asset Management. Following acceptance of employment, only sell transactions will be allowed on Covered Securities and Access Persons must obtain advance clearance of such transactions from the Chief Compliance Officer or Compliance Specialist. Access Persons may not purchase or sell Preclearance Securities unless Access Persons obtain advance clearance of such transactions from the Chief Compliance Officer or Compliance Specialist. Access Persons that participate in defined contribution or automatic investment plans that offer Preclearance Securities for investment must obtain advance clearance of their asset allocations for Preclearance Securities and any changes made to the allocations thereafter from the Chief Compliance Officer or Compliance Specialist. Access Persons may, under unusual circumstances, apply for an exception from a trading restriction, which application may be granted or denied. Household members of Access Persons will be allowed to purchase or sell Covered Securities, but the household member must receive advance clearance for the right to transact in Covered Securities from the Chief Compliance Officer. After household members have been approved for the right, all purchase and sell transactions of Covered Securities must be advance cleared by the Chief Compliance Officer or Compliance Specialist. Household members will not be required to receive advance clearance for the right to transact in Preclearance Securities, but will still be required to obtain advance clearance for all purchase and sell transactions of Preclearance Securities.
Following a reasonable period of employment, all portfolio managers are required to have a minimum of 30% of their personal investable assets invested in Affiliated Funds. A reasonable period of employment will be established by the Chief Compliance Officer and, if necessary, the President. Any exceptions or extensions to the above must be approved by written consent of the Chief Compliance Officer.
Procedures
River Road Asset Management has adopted procedures to implement the firm’s policy on personal securities transactions and reviews to monitor and ensure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which can be summarized as follows:
Holdings Report In accordance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, Access Persons are to identify on a form provided by the Chief Compliance Officer or his designee all Covered and Preclearance Securities in which the Access Person has any direct or indirect beneficial ownership (except for
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securities held in accounts over which the Access Person has no direct or indirect influence or control). Each Holdings Report must contain the following information for each Covered and Preclearance Security:
(1)	The title and type of security

(2)	The exchange ticker symbol or CUSIP number (as applicable)

(3)	The number of shares

(4)	The principal amount of each security

(5)	The name of any broker, dealer or bank with which the Access Person maintains an account in which securities are held

(6)	The date the Access Person submits the report
An Access Person can satisfy the initial or annual holdings report requirement by timely filing and dating a copy of each investment account statement listing all of Access Person’s Covered and Preclearance Securities, if the statement provides all information required in (1) through (6) above. If Access Person has previously provided statements with all of the required information and the Chief Compliance Officer or his designee has maintained a copy of the investment account statements, the Access Person can satisfy the initial or annual holdings report requirement by timely confirming the accuracy of the statements in writing on the Holdings Report. If the statements do not contain all of the required information or if statements are not available for a Covered or Preclearance Security, Access Person must list out the required information for those securities on the Holdings Report.
Investment Account List Each Access Person will also list on the Holdings Report any investment accounts over which Access Person has direct or indirect beneficial ownership, except that Access Person is not required to list any of the following:
-	Accounts where Covered or Preclearance Securities are not available for purchase or sell.

-	Accounts where Access Person has no direct or indirect influence or control.
Timing of Holdings Reports or equivalent Access Person must submit a Holdings Report to the Chief Compliance Officer or his designee within 10 days of becoming an Access Person and annually thereafter. The information on the Holdings Report or its equivalent must be current as of a date not more than 45 days prior to the date the person became an Access Person, in the case of an initial Holdings Report, and 45 days prior to the date the report was submitted, in the case of an annual Holdings Report. The Chief Compliance Officer or his designee is responsible for contacting new Access Persons and sending out initial and annual Holdings Report forms to all Access Persons.
Brokerage No Access Person shall open or maintain personal accounts with the institutional broker representatives through which River Road Asset Management executes transactions on behalf of Advisory Clients.
Quarterly Investment Account Statements On at least a quarterly basis, Company shall receive a copy of all Access Persons’ investment account statements and confirms for each account that holds securities covered by this policy, except for any accounts over which Access
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Person has no direct or indirect influence or control. It is the responsibility of the Access Person to direct their broker to send copies of their investment account statements and confirms directly to the Chief Compliance Officer or the Compliance Specialist. At the start of an Access Person’s employment, Company will accept copies of account statements and confirms from the Access Person in order to give the Access Person time to set up delivery of account statements and confirms directly to Company. The investment account statements and confirms shall contain all transactions of Access Person, including transactions in Covered Securities and Preclearance Securities. Investment account statements and confirms shall be received no later than 30 days after the end of the applicable calendar quarter. Account statements and confirms do not need to be received for accounts in which transactions are effected pursuant to an automatic investment plan.
Preclearance of Personal Securities Transactions All Access Persons and household members must obtain approval from the Chief Compliance Officer or Compliance Specialist before effecting a transaction in a Preclearance Security or Covered Security by filling out a pre-clearance transaction form. The pre-clearance transaction form shall contain the following information:
(1)	The date of the transaction

(2)	The title and type of security

(3)	The exchange ticker symbol or CUSIP number (as applicable)

(4)	The number of shares

(5)	The principal amount of each security involved

(6)	The nature of the transactions (i.e. purchase, sale or any other type of acquisition or disposition)

(7)	The price of the security at which the transaction was effected

(8)	The name of the broker, dealer or bank with or through which the transaction was effected

(9)	The date the Access Person submits the report
Preclearance of a trade shall be valid and in effect only until the end of the next business day following the day preclearance is given. A preclearance expires if and when the person becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being precleared. The Chief Compliance Officer must obtain preapproval from the Chief Executive Officer when effecting a transaction in a Preclearance Security or Covered Security. Access Persons may, under unusual circumstances, such as a personal financial emergency, apply for an exception from the Chief Compliance Officer, which application may be granted or denied.
Excluded from Preclearance Rules are the following:
-	Purchases or sales effected in any account over which the Access Person has no direct influence or control, including non-volitional investment programs or rights;
-	Purchases effected by reinvesting cash dividends pursuant to an automatic dividend reimbursement program (“DRIP”). This exemption does not apply, however, to optional cash purchase pursuant to a DRIP;
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-	Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights;
-	Transactions involving the exercise of employee stock options.
Minimum Holding Period Access Persons may not purchase and sell or sell and purchase the same Affiliated Fund in the same account within 30 calendar days.
Prohibited Dealings Trading or communicating “inside information” is prohibited under any and all circumstances. It is prohibited to use the facilities of the Company to secure new issues for any non-clients, directly or indirectly. Access Persons are not permitted to, directly or indirectly, purchase securities from or sell securities to Client accounts. Access Persons shall not effect transactions that are excessive in volume or complexity as to require a level of personal time and attention that interferes with the performance of employment duties. This will be determined by Senior Management based upon surrounding facts and circumstances.
Initial Public Offerings and Private Placements Access persons may not directly or indirectly acquire beneficial ownership in any security in an initial public offering. Access persons may not directly or indirectly acquire an interest in a private placement without prior written approval from the Chief Compliance Officer. The approval is based, in part, on whether the investment opportunity should be reserved for clients.
Investment Person Disclosure Access Persons who have been authorized to acquire securities in a private placement or who have beneficial interests prior to Company employment are required to disclose the investment when they play a part in any subsequent consideration of client investments in the issuer. In such circumstances, the Company’s decision to purchase securities is subject to an independent review by investment personnel with no personal interest in the issuer. Investment Persons, when recommending any security, shall disclose any direct, indirect or potential conflict of interest related to the issuer of the security being recommended.
Director/Officer/Principal Stockholder Disclosure Every person who is directly or indirectly the beneficial owner of more than 10% of any class of any equity security (other than an exempted security) who is a director or an officer of the issuer of such security, shall file such statements as are required by the SEC. This must be done within ten days after he or she becomes such beneficial owner, director, or officer, and/or if there has been a change in such ownership, before the end of the second business day following the day on which the transaction has been executed.
Adviser Review The Compliance Department will review all Access Persons’ Holdings Reports, investment account statements, confirms, and pre-clearance transaction forms for compliance with the firm’s policies, including the Insider Trading Policy, regulatory requirements, and the firm’s fiduciary duty to its clients, among other things. The Chief Compliance Officer tracks any apparent violations or requested exemptions and reports such activity to the Executive Committee at least quarterly. The Executive Committee will determine any corrective action and/or sanctions that should be imposed. At least annually, the Executive Committee will provide a written report to the Fund Board of Trustees that (1) describes issues since the last report to the Board, new procedures, and information about material violations of
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the code and sanctions involved and (2) certifies that the entity has adopted procedures reasonably necessary to prevent violations of the Code of Ethics.
Records The Company shall maintain the following records:
•	A copy of this Code of Ethics and any other Code of Ethics which is, or at any time within the past five years has been, in effect.

•	A record of any violation of the Code of Ethics and any action taken as a result of the violation.

•	A record of all written certifications acknowledging receipt of the Code of Ethics required of each Access Person who is currently, or within the past five years was, an Access Person of the Company.

•	A record of each initial, quarterly, and annual report made by an Access Person pursuant to this Code of Ethics, including any information provided in lieu of such reports.

•	A record of the names of persons who are currently, or within the past five years were, Access Persons of the Company.

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons in a private placement, for at least five years after the end of the fiscal year in which the approval is granted.
Records may be maintained on microfilm or such other medium permitted under Rule 204-2(g) under the Investment Advisers Act of 1940. Unless otherwise required, all records shall be retained for five years in an easily accessible place, the first two years in an appropriate office of the Company.
Insider Trading
Policy
River Road Asset Management’s policy prohibits any employee from acting upon, misusing, or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the Chief Compliance Officer or senior management and any violations of the firm’s policy will result in disciplinary action and/or termination.
Background
Various federal and state securities laws and the Advisers Act (Section 204A) require every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such adviser’s business, to prevent the misuse of material nonpublic information in violation of the Advisers Act or other securities laws by the investment adviser or any person associated with the investment adviser.
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While US law concerning insider trading is not static, it is generally understood that the law prohibits (1) trading by an insider on the basis of material nonpublic information (2) trading by a non-insider on the basis of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated by the non-insider in breach of a duty of trust or confidence to the disclosing insider or (3) communicating material nonpublic information to others in violation of the law.
Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the following penalties even if he or she does not personally benefit from the violation. Penalties include the following: civil injunctions, disgorgement of profits, jail sentences, fines for the person who committed the violation, and fines for the employer or other controlling person up to $1,000,000 or three times the amount of the profit gained or loss avoided.
Procedure
River Road Asset Management has adopted various procedures to implement the firm’s insider trading policy and reviews to monitor and ensure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which may be summarized as follows:
Guidance The Chief Compliance Officer provides guidance to employees on any possible insider trading situation or question. If you believe that information is material and non-public you should (1) report the matter immediately to the Chief Compliance Officer (2) do not purchase or sell the securities on behalf of yourself for others (3) do not communicate the information inside or outside the Company, other than to counsel if directed to do so by the Chief Compliance Officer (4) after the Chief Compliance Officer has reviewed the issue with counsel, as appropriate, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.
Other Reporting Access Persons must report to the Chief Compliance Officer all business, financial or personal relationships that may result in access to material non-public information. Access persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior written authorization from the Executive Committee. The decision will be based upon a determination that the board service would be consistent with the interests of the Company and its clients. In circumstances in which board service is authorized, the Access Person will be isolated from those making investment decisions in that security through Chinese Wall or other procedures.
Insider Reporting Requirements In order to facilitate insider trading restrictions, each Insider’s trading account shall be maintained at a brokerage firm with that brokerage firm providing a copy of all trade confirmations and account statements, at regular intervals, for the Insider’s account to the Company’s Chief Compliance Officer. It is the responsibility of each Insider to comply with this aspect of the policy to identify all brokerage relationships to the Chief Compliance Officer.
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Protection of Material Non Public Information Care must be taken so that material and non-public information is secure and not communicated to anyone, except as directed by the Chief Compliance Officer during the guidance process. This does not preclude the adviser from providing necessary information to persons providing services to the account, such as brokers, accountants, custodians, and fund transfer agents. Please note that River Road Asset Management’s mutual fund holdings are only to be released in accordance with the fund’s policies and procedures governing disclosure of portfolio holdings or 20 calendar days after month end, whichever is later.
Executive Committee Reporting The Chief Compliance Officer prepares a written report to the Executive Committee of any possible violation of the firm’s Insider Trading Policy for implementing corrective and/or disciplinary action. This is reported at the monthly Executive Committee meetings.
Updates River Road Asset Management’s Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate.
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Mr. Thomas D. Mueller, CPA, CFA
COO/CCO
River Road Asset Management, LLC
462 South Fourth Street
Suite 1600
Louisville, Kentucky 40202
Dear Mr. Mueller,
I hereby certify that I have received, read, understand and agree to comply with the Personal Securities Transaction Policies and Procedures, the Company Insider Trading Policies and Procedures, and the Standards of Conduct Policy (known in the aggregate as the Code of Ethics).

Signed	Date

Name (Print)
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